Exhibit 10.37

December 4, 2013
To:	Polycom, Inc.
Attn: Walt Boileau
Telephone: 408-586-4233
Facsimile: 408-586-6021
From:	Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44(20)77736461
Telephone: +44 (20) 777 36810
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000
Re:	Issuer Forward Repurchase Transaction
(Reference Number: BN223840)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), acting through its agent “), through its agent Barclays Capital Inc. (“Agent”) and Polycom, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1.       This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) except for (i) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of Dealer shareholders’ equity for Dealer (provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). The Transaction shall be the only Transaction under the Agreement. “Other ASR Transaction” shall mean the accelerated share repurchase transaction with the Transaction Reference Number provided to Dealer the Scheduled Trading Day after the Trade Date of even date herewith between the Counterparty and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	December 4, 2013
Seller:	Dealer
Buyer:	Counterparty
Shares:	The common stock of Counterparty, par value USD 0.0005 per share (Ticker Symbol: “PLCM”)
Prepayment:	Applicable
Prepayment Amount:	As provided in Annex B to this Confirmation.
Prepayment Date:	The first Exchange Business Day following the Trade Date
Exchange:	Nasdaq Global Select Market
Related Exchange(s):	The primary U.S. exchange on which options or futures are traded
Relevant Day:	Each day listed in Annex B and every second Scheduled Trading Day after the last day so listed, in each case that occurs prior to the completion of all payments and deliveries under the Transaction.
Calculation Agent:

Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; and provided further that no transferee of the Transaction in accordance with the terms of this Confirmation shall act as Calculation Agent with respect to such transferred Transaction without the prior consent of Counterparty, such consent not to be unreasonably withheld. Calculation Agent shall not be obligated to disclose any proprietary models or proprietary information used by it for such determination or calculation. Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent shall not adjust the dates identified as Relevant Days in Annex B of this Confirmation.

Valuation Terms:
Averaging Dates:	Each of the consecutive Relevant Days commencing on, and including, the Relevant Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.
Final Averaging Date:

The Scheduled Final Averaging Date; provided that in no event shall the Scheduled Final Averaging Date be postponed to a date later than the Final Termination Date (as provided in Annex B to this Confirmation); provided, further that Dealer shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part to the extent that any such acceleration in part is equal to or in excess of 25% of the Prepayment Amount (except any such acceleration in part may be less than 25% of the Prepayment Amount if such acceleration in part is the final acceleration resulting in the Final Averaging Date), to any Relevant Day that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 P.M., New York City time, on the Relevant Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), Dealer shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, and Calculation Agent shall adjust the Number of Shares to be Delivered, Prepayment Amount and Settlement Price as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Final Termination Date:	As provided in Annex B to this Confirmation.
Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.
Valuation Date:	The Final Averaging Date.
Averaging Date Disruption:

Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may in a good faith commercially reasonable manner, if appropriate in light of market conditions or regulatory considerations: (i) postpone the Scheduled Final Averaging Date to the next Relevant Day that is not already an Averaging Date in accordance with Modified Postponement (as modified herein) provided that in no event shall the Scheduled Final Averaging Date be postponed to a date later than the Final Termination Date (as provided in Annex B to this Confirmation) and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below; provided, however that, any Market Disruption Event due to a Regulatory Disruption shall be a Disrupted Day in full. Any Relevant Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Relevant Day; if a closure of the Exchange prior to its normal close of trading on any Relevant Day is scheduled following the date hereof, then such Relevant Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by (A) adding the words “based on, among other things, the volume, historical trading patterns and price of the shares” at the end of Section 6.6(a)(ii)(B) of the Equity Definitions and (B) replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Market Disruption Events:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its good faith commercially reasonable discretion, and based on advice of legal counsel determines makes it appropriate in light of any legal, regulatory or self-regulatory requirements or related policies and procedures (provided that such requirements, policies or procedures relate to legal or regulatory issues and are generally applicable in similar situations and applied in a consistent manner to similar transactions) for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:
Initial Share Delivery:	On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.
Initial Share Delivery Date:	The first Relevant Day following the Trade Date.
Initial Shares:	As provided in Annex B to this Confirmation.
Settlement Date:

The date that falls one Settlement Cycle following the Valuation Date; provided that if the Number of Shares to be Delivered is a negative number, the Settlement Date shall be an Exchange Business Day not to exceed five (5) Scheduled Trading Days immediately following the Valuation Date.

Settlement:

On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:

A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Discount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Shares delivered on the Initial Share Delivery Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.
VWAP Price:

For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “PLCM.Q <Equity> AQR SEC” (or any successor thereto) (excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Averaging Date, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Averaging Date and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Averaging Date that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined in good faith by the Calculation Agent using a volume weighted method.

Discount:	As provided in Annex B to this Confirmation.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.
Other Applicable Provisions:

To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:
Dividend:

Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from and including the Trade Date to and including the Final Averaging Date other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions.

Share Adjustments:
Method of Adjustment:

Calculation Agent Adjustment; provided that (i) a Dividend shall not be a Potential Adjustment Event and (ii) the Amendments to Equity Definitions set forth in Section 10(h)(ii) herein shall not be applicable to a Potential Adjustment Event defined in Sections 11.2(e)(i), 11.2(e)(ii)(A) and 11.2(e)(iii) of the Equity Definitions; provided further that the repurchase of Shares pursuant to the Other ASR Transaction shall not constitute a Potential Adjustment Event. The Calculation Agent shall not adjust any of the dates identified as Relevant Days in Annex B.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging

Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines in a good faith commercially reasonable manner appropriate to account for the economic effect on the Transaction of such postponement; provided that it shall not constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to an “Averaging Date Disruption” above solely due to policies and procedures implemented by Dealer.

Extraordinary Events:
Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Cancellation and Payment
Tender Offer:

Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 10% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof or (b) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof”.

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Composition of Combined
Consideration:	Not Applicable
Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).
Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.
Provisions applicable to Merger Events and Tender Offers:

The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Applicable
Increased Cost of Hedging:	Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.
Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer
Determining Party:	For all Extraordinary Events, Dealer
Non-Reliance:	Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3.Account Details:
(a) Account for payments to
Counterparty:	To be provided upon request
(b) Account for payments to

Dealer:

Bank: Barclays Bank plc NY

ABA# 026 00 2574

BIC: BARCUS33

Acct: 50038524

Beneficiary: BARCGB334.

Offices :

(a)	The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party
(b)	The Office of Dealer for the Transaction is: Counterparty is not a Multibranch Party

5.	Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

Polycom, Inc.
6001 America Center Drive
San Jose, California 95002
Attn:	Walt Boileau
Telephone:	408-586-4233
Facsimile:	408-586-6021
(b)	Address for notices or communications to Dealer:

Dealer
Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attn: Paul Robinson
Telephone:	(+1 212-526-0111)
Facsimile:	(+1 917-522-0458)

6.	Additional Provisions Relating to Transactions in the Shares.

(a)    Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b)    Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause the Shares to be subject to a “restricted period” (as defined under Regulation M ) under the Exchange Act) (other than securities or activities excepted from Regulation M by reasons of Rules 101(b) and (c) and 102(b), (c) and (d) under the Exchange Act) at any time during any Relevant Period for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to this Confirmation; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in this Confirmation.

(c)    Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d)    During the Relevant Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e)    Without the prior written consent of Dealer, other than in connection with the Other ASR Transaction, the Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period; provided that this Section 6 shall not (i) limit the Counterparty’s ability, pursuant to its employee incentive plan or dividend reinvestment program, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock and options to “affiliated partners” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Counterparty, a “Compensatory Plan”).

(f)    Dealer has policies and procedures reasonably designed to ensure that purchases of Shares in connection with this Transaction are consistent with the anti-manipulation provisions of the Exchange Act by taking into account, among other things, the historical trading patterns of the Shares, the Scheduled Final Averaging Date, the Scheduled Earliest Acceleration Date and other relevant factors.

7.	Representations, Warranties and Agreements.

(a)    In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)    As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 10(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)    Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv)    Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request. Counterparty has publicly disclosed its intention to institute a program for the acquisition of Shares.

(v)    Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi)    Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)    On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii)    No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares other than any such law, rule, regulation or order that applies (A) to the beneficially ownership of Shares under the Exchange Act or (B) solely as a result of the business, identity, place of business or jurisdiction of organization of Dealer or any such affiliate.

(ix)    Counterparty shall not declare or pay any Dividend (as defined above) to holders of record as of any date occurring prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date other than the dividend of any rights to holders of Shares pursuant to an adoption by Counterparty of a stockholder rights plan during the term of the Transaction; provided that, any triggering or other event that results in such rights becoming separated or distributed shall constitute a Dividend (as defined above).

(x)    Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)    Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)    Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)    Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8.	Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)    During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b)    Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d)    Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9.	Special Provisions regarding Transaction Announcements.

(a)    If a Transaction Announcement occurs on or prior to the Settlement Date, the Calculation Agent may adjust the Discount as the Calculation Agent reasonably determines in a good faith manner that it is appropriate to account for the economic effect of the Transaction Announcement. If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b)    “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement by Counterparty of Counterparty’s intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) the announcement by a bona fide person of such person’s intention to pursue an Acquisition Transaction that in the good faith commercially reasonable judgment of the Calculation Agent may result in an Acquisition Transaction; provided that the Calculation Agent shall in good faith determine whether any such person is a bona fide person. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a bona fide person.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “85%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.	Other Provisions.

(a)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Dealer would owe Counterparty the Payment Obligation and Counterparty does not elect to require Dealer to satisfy such Payment Obligation by the Share Termination Alternative in whole, Dealer shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in any event in which the holders of Shares underlying contract also would receive cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within

Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:

Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)    Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c)    Indemnification. In the event that Dealer or the Calculation Agent or any of their Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Confirmation, Counterparty shall indemnify and hold Dealer or the Calculation Agent or such Affiliate harmless against any losses, claims, damages or liabilities to which Dealer or the Calculation Agent or such Affiliate may become subject in connection with any such action, proceeding or investigation , except to the extent that any losses and expenses result from the willful misconduct, gross negligence or bad faith of Dealer or the Calculation Agent or such Affiliate. If for any reason the foregoing indemnification is unavailable to Dealer or the Calculation Agent or such Affiliate or insufficient to hold it harmless, then Counterparty shall contribute to the amount paid or payable by Dealer or the Calculation Agent or such Affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Counterparty on the one hand and Dealer or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Counterparty on the one hand and Dealer or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation but also the relative fault of Counterparty and Dealer or the Calculation Agent or such Affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The relative benefits received by Counterparty, on the one hand, and Dealer or the Calculation Agent or such Affiliate, on the other hand, shall be in the same proportion as the Prepayment Amount bears to the customary brokerage commission for share repurchases multiplied by the Initial Shares. The reimbursement, indemnity and contribution obligations of Counterparty under this Section 10(c) shall be in addition to any liability that Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Dealer or the Calculation Agent and their Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, Dealer or the Calculation Agent, any such Affiliate and any such person.

Counterparty also agrees that neither Dealer, the Calculation Agent nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Counterparty for or in connection with any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the willful misconduct, gross negligence or bad faith of Dealer or the Calculation Agent or a breach by Dealer or the Calculation Agent of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of the Transaction.

(d)    Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be postponed to a date later than the Final Termination Date; provided further that in no event shall any Staggered Settlement reduce the Number of Shares that Dealer is obligated to deliver to Counterparty under this Transaction.

(e)    Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(f)    Transfer and Assignment. Dealer may transfer and assign (“Transfer”) all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to (i) any of its Affiliates with a credit rating that is not lower than the credit rating of the Dealer immediately prior to the time of such proposed transfer or (ii) an Affiliate of Dealer (“Transferee”) whose obligations are guaranteed by the Dealer without the consent of Counterparty ; provided that the Dealer provides prior written notice of such proposed Transfer to Counterparty prior to any such transfer.

(g)    Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation).

(h)    Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”;

(ii)    The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)    Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”;

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(v)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(i)    No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k)    Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any; provided however that in no event shall any such designation shall not relieve the Designator of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(l)    Termination Currency. The Termination Currency shall be USD.

(m)    Matters Relating to Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(n)    Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(o)    Waiver of Trial by Jury. Each of Counterparty and DEALer hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or the actions of Dealer or its affiliates in the negotiation, performance or enforcement hereof.

(p)    Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,
BARCLAYS CAPITAL INC., acting solely as Agent in connection with this Transaction
By:	/s/ David Levin
Name: David Levin
Title:	Managing Director

Confirmed as of the date first above written:

POLYCOM, INC.
By:	/s/ Eric Brown
Name: Eric Brown
Title: COO & CFO